Exhibit (d)(71)

FORM OF

AMENDMENT TO

SUB-ADVISORY AGREEMENT

between

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

and

VARIABLE INSURANCE PRODUCTS FUND IV ON BEHALF OF INTERNATIONAL CAPITAL
APPRECIATION PORTFOLIO

This Amendment made as of this ___ day of _____, 200_, amends the Sub-Advisory Agreement (the "Agreement"), dated November 18, 2004, by and between Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Advisor"); Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Sub-Advisor"); and Variable Insurance Products Fund IV, a Massachusetts business trust, on behalf of International Capital Appreciation Portfolio (hereinafter called the "Portfolio").

WHEREAS the Advisor and Sub-Advisor (the "Parties") wish to clarify their relationship by amending the Agreement in accordance with the terms of this Amendment;

NOW, THEREFORE, the Parties hereto agree as follows:

1. Paragraph 7 of the Agreement is hereby supplemented as follows:

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Trust. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Trust and the Sub-Adviser has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor or the Trust. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Trust or any company affiliated with either of them.

2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

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